Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of AECOM Technology Corporation of our report dated March 3, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 16, as to which the date is August 1, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in URS Corporation’s Current Report on Form 8-K dated August 1, 2014.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
September 3, 2014